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EXHIBIT 12

Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (RESTATED)

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                                                            Six months ended
                                                                    June 30,
(In millions)                                         2002              2001
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Net income                                       $   947.7         $   762.4
Income taxes                                         492.5             419.4
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Income before income taxes                         1,440.2           1,181.8
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Fixed charges:
      Interest expense (1)                         1,490.9           1,700.5
      Interest portion of rentals (2)                 28.3              25.1
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Total fixed charges                                1,519.2           1,725.6
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Total earnings as defined                        $ 2,959.4         $ 2,907.4
Ratio of earnings to fixed charges                    1.95              1.68
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(1)    For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.